Company Contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

CANO PETROLEUM CLOSES $81 MILLION

PRIVATE PLACEMENT

AND

 ANNOUNCES $41 MILLION FISCAL 2007 CAPITAL BUDGET

FORT WORTH, Texas, September 7, 2006 – Cano Petroleum, Inc. (Amex: CFW) announced today that it received full funding from private placements of securities for which written commitments were executed on August 25, 2006 and also announced its fiscal 2007 capital budget.

PRIVATE PLACEMENT:

Gross proceeds from the private placements were $80,917,913 with net proceeds of approximately $76 million.  Cano issued 49,116 shares of five-year convertible preferred stock at a price of $1,000 per share, bearing a dividend rate of 7.875%.  Approximately 55% of the convertible preferred shares have elected to be paid dividends in kind with the remaining shares electing to receive cash dividends.  The five-year convertible preferred stock is convertible to common stock at a price of $5.75 per share.  Cano also issued 6,584,247 shares of common stock at a price of $4.83 per share, the three day average closing price of the stock on the American Stock Exchange prior to the execution of the definitive agreements, plus a warrant component.    The common stock issued is subject to 25% warrant coverage at an exercise price of $4.79 per share for twelve months beginning March 6, 2007.  Banc of America Securities and Coker & Palmer, Inc. acted as placement agents to the Company for these transactions.

Jeff Johnson, Cano’s Chairman and CEO, stated, “The completion of this funding marks a significant milestone for Cano Petroleum and its shareholders.  We now move into our 2007 fiscal year debt free with the ability to fund our ambitious capital program.”

USE OF PROCEEDS:

The net proceeds of approximately $76 million from the financing will be used to retire approximately $15 million of subordinated debt (currently bearing a 12.74% interest rate) and to pay down approximately $54 million of senior debt (currently bearing an interest rate of 8.64%), provide working capital and for general corporate purposes, including the funding of Cano’s fiscal year 2007 capital budget.  After the $54 million payment, Cano will have approximately $55 million available under its $100 million senior debt facility.

CAPITAL BUDGET:

Cano also announced that its Board of Directors has approved a fiscal year 2007 capital budget of $41 million.  The approved FY2007 capital budget is focused on waterflood development and the testing of Marble Falls and Barnett Shale plays.  The bulk of the capital budget, roughly 67% or $27.3 million, will be allocated for waterflood development in the Panhandle field.  Fourteen percent (14%) or $5.8 million will be allocated to waterflood development in the Corsicana and Desdemona fields.  Approximately 8% or $3.2 million will be allocated to surfactant polymer pilot programs at the Nowata and Davenport fields.  Moreover, roughly $4.5 million or 11% will be targeted to drill a ten-well Marble Falls/Barnett Shale test program at the Desdemona Field.

Field Development Programs:

Panhandle Field:  Roughly 67% or $27.3 million of the FY2007 capital budget is targeted for the Panhandle field waterflood development. This asset in the Brown Dolomite formation contained over 382 MMBOE of original oil in place and is surrounded by successful waterflood analogs, with the Panhandle field properties having never been subject to secondary recovery. The budgeted amount is anticipated to convert proved undeveloped reserves into proved developed producing reserves.  Initial development expenditures of approximately $6 million are anticipated to commence in the next 120 days and are anticipated to be comprised of installation of injection facilities, drilling of 6 new wells and approximately 25 existing well conversions.  Full field development is anticipated once the initial response is seen; currently expected by May of 2007.

Corsicana Field: Roughly $3.2 million or 8% of the FY2007 capital budget is targeted for re-implementation of a prior waterflood in the Corsicana Field.  Sixteen new wells are planned to be drilled by December 2006 in this high quality sandstone reservoir (which contained 7 MMBOE of original oil in place) to develop an effective sweep pattern and re-energize the formation. Cano expects initial response from this waterflood by April, 2007.  A surfactant polymer or tertiary recovery phase is anticipated once the waterflood re-implementation is complete.

Desdemona Field: Roughly $2.6 million or 6% of the FY2007 capital budget will be dedicated to initiate waterflood operations at the Desdemona field.  This asset in the Duke sandstone, contained over 92 MMBOE of original oil in place.  Cano expects to convert probable reserves to proved developed producing reserves as waterflood response is expected to occur by May of 2007. Field work, including numerous well re-works, facilities installation and drilling 6 new wells are expected to commence in Desdemona by October of 2006. It is anticipated that a surfactant polymer pilot will be initiated in the field following a successful waterflood response.

Desdemona Field Marble Falls and Barnett Shale Development:  Roughly $4.5 million or 11% of the FY2007 capital budget will be targeted to drill 10 vertical tests penetrating the Marble Falls and/or Barnett Shale.  Cano expects that these tests will yield important information as to the viability of these plays underlying Cano’s 10,000 acre position in this field.

Nowata and Davenport Fields:  Cano will invest approximately $3.2 million or 8% of the FY2007 capital budget to prepare Surfactant Polymer Pilots in these two fields.  The pilots will be initiated after fiscal year-end June 2007 with expected response by December 2007.

“The execution of our 2007 fiscal year capital budget should allow Cano to exit FY2007 with significant increases in production and conversion of proved undeveloped reserves to proved producing reserves,” said Cano’s CEO Jeff Johnson.

The common stock, warrants and convertible preferred stock sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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